Exhibit 99.1
LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,		December 31,
	2009	-	2008 (1)
(in thousands)	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$648,074		$448,317
Trade accounts receivable, net of allowance for doubtful accounts	591,058		580,907

Inventories	353,222		420,029

Deferred income taxes	19,822		25,563

Prepaid expenses and other current assets	183,988		137,355

Total current assets	1,796,164		1,612,171

Property and equipment, net	829,032		748,056

Goodwill	3,783,806		3,574,779

Intangible assets, net	2,071,607		2,291,767

Long-term investments	380,167		490,853

Other assets	254,964	-	181,133

Total assets	$9,115,740	-	$8,898,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$481,701		$80,000
Accounts payable, accrued expenses and other current liabilities	840,597		821,813

Income taxes	63,425		105,429

Total current liabilities	1,385,723		1,007,242

Long-term debt	2,620,089		3,396,420

Pension liabilities	155,934		201,833

Income taxes	811,340		739,343

Other long-term liabilities	115,986		97,383

Stockholders’ equity	4,026,668	-	3,456,538

Total liabilities and stockholders’ equity	$9,115,740	-	$8,898,759

(1)	December 31, 2008 Consolidated Balance Sheet includes the impacts of the retrospective application of the bifurcation requirement prescribed by the ASC Topic of Debt with Conversion and Other Options and the reclassification of amounts to conform with equity method presentation of the Company’s investment in the MDS/Sciex joint venture.